Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Owlet, Inc. of our report dated April 6, 2023, relating to the financial statements of Owlet, Inc., which appears in the Prospectus Supplement of Owlet, Inc. dated April 6, 2023, which forms a part of this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
April 6, 2023